Exhibit 4.20

AMENDED AND RESTATED PLEDGE AGREEMENT

AMENDED AND RESTATED PLEDGE AGREEMENT, dated as of October 31, 2007 (as amended, restated or otherwise modified from time to time, this “Agreement”), made by WENTWORTH ENERGY, INC., a company organized under the laws of the State of Oklahoma (“Pledgor”), in favor of CASTLERIGG MASTER INVESTMENTS LTD., a company organized under the laws of the British Virgin Islands, in its capacity as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Buyers (as defined below).

W I T N E S S E T H:

A.            Pledgor and each party listed as a “Buyer” on the Schedule of Buyers attached thereto (collectively, the “Buyers”) are parties to that certain Securities Purchase Agreement, dated as of July 24, 2006 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Existing Securities Purchase Agreement”), pursuant to which, among other things, the Buyers purchased from Pledgor an aggregate original principal amount of $32,350,000 of senior secured convertible notes (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Existing Notes”).

B.            Contemporaneously with the consummation of the transactions contemplated by the Existing Securities Purchase Agreement, the following transactions (among others) occurred: (i) Wentworth Oil & Gas, Inc., a Nevada corporation and subsidiary of Pledgor (“WOG”), entered into that certain Guaranty, dated as of July 25, 2006, in favor of the Collateral Agent for the benefit of the Buyers (said guaranty, as amended, restated or otherwise modified from time to time prior to the date hereof, the “Existing WOG Guaranty”); (ii) Pledgor and WOG entered into that certain Security Agreement, dated as of July 25, 2006, in favor of the Collateral Agent for the benefit of the Buyers, as subsequently amended by that certain Joinder Agreement, dated as of August 8, 2006 (the “2006 Joinder Agreement”), in favor of the Collateral Agent for the benefit of the Buyers, to join Barnico Drilling, Inc., a Texas corporation (“Barnico”), as a party thereto and collateral grantor thereunder (said security agreement, as amended by the 2006 Joinder Agreement, and as otherwise amended, restated or otherwise modified from time to time prior to the date hereof, the “Existing Security Agreement”); and (iii) Pledgor and WOG entered into that certain Pledge Agreement, dated as of July 25, 2006, in favor of Collateral Agent for the benefit of the Buyers, as amended by that certain Pledge Amendment, dated August 8, 2006 (the “2006 Pledge Amendment”), to include as collateral thereunder the shares of Barnico capital stock referenced in the 2006 Pledge Amendment (said pledge agreement, as amended by the 2006 Pledge Amendment, and as otherwise amended, restated or otherwise modified from time to time prior to the date hereof, the “Existing Pledge Agreement”).

C.            As contemplated by the Existing Securities Purchase Agreement, Pledgor entered into certain deeds of trust encumbering certain real property and personal property of Pledgor (said deeds of trust, as amended, restated or otherwise modified from time to time prior to the date hereof, the “Existing Deeds of Trust”), in favor of the trustee referenced therein for the benefit of the Collateral Agent for the benefit of the Buyers.

D.            Barnico’s execution and delivery of the 2006 Joinder Agreement was effected contemporanously with Pledgor’s purchase of all of the outstanding stock of Barnico.  Also in conjunction with that acquisition by Pledgor, Barnico entered into that certain Guaranty, dated as of August 8, 2006 (said guaranty, as amended, restated or otherwise modified from time to time prior to the date hereof, the “Existing Barnico Guaranty”), in favor of the Collateral Agent for the benefit of the Buyers.

D.            Pledgor and the Buyers, severally, are entering into those certain Amendment Agreements, each dated as of the date hereof (the “Amendment Agreements”), pursuant to which (among other things) Pledgor and the Buyers have agreed to amend the Existing Securities Purchase Agreement (as so amended, and as thereafter amended, restated or otherwise modified from time to time, the “Securities Purchase Agreement”) to provide for, among other things, the following: (i) the amendment and restatement of the Existing Barnico Guaranty by Barnico’s execution and delivery of that certain Amended and Restated Barnico Guaranty, in the form attached as an exhibit to the Amendment Agreements (said amended and restated guaranty, as thereafter amended, restated or otherwise modified from time to time, the “Barnico Guaranty”); (ii) the amendment and restatement of all of the Existing Notes by Pledgor’s issuance of amended and restated notes therefor, in the form attached as an exhibit to the Amendment Agreements (said amended and restated notes, as executed and delivered, and as thereafter, amended, restated or otherwise modified from time to time, the “Amended and Restated Notes”); (iii) Pledgor’s issuance and sale to one of the Buyers of a new senior secured convertible note in the form attached as an exhibit to the Amendment Agreements (said new note, as executed and delivered, and as thereafter amended, restated or otherwise modified from time to time, the “New Note”; collectively with the Amended and Restated Notes, the “Notes”); (iv) the amendment and restatement of the Existing Pledge Agreement by the execution and delivery of this Agreement; (v) the amendment and restatement of the Existing Security Agreement, in the form attached as an exhibit to the Amendment Agreements (said amended and restated security agreement, as executed and delivered, and as thereafter amended, restated or otherwise modified from time to time, the “Security Agreement”); (vi) the amendment and restatement of the Existing Deeds of Trust heretofore filed in Anderson, Freestone, Jones and Leon Counties, Texas, in the form attached as an exhibit to the Amendment Agreements (said amended and restated deeds of trust, as executed and delivered, and as thereafter amended, restated or otherwise modified from time to time, the “Deeds of Trust”); and (vii) to the extent not heretofore terminated, the termination of the Existing Deeds of Trust filed in Archer, Pecos and Wichita Counties, Texas.

E.             WOG has been dissolved and, prior hereto or contemporaneously herewith, WOG is being released from all of its obligations under the Existing WOG Guaranty, the Existing Pledge Agreement and the Existing Security Agreement.

F.             In order to induce each of the Buyers to execute and deliver its respective Amendment Agreement and perform its respective obligations under the Securities Purchase Agreement, Pledgor has agreed to execute and deliver to the Collateral Agent, for the benefit of the Buyers, this Agreement, which amends, restates and supersedes the Existing Pledge Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements herein, and in order to induce each of the Buyers to execute and deliver its respective Amendment Agreement and to perform its respective obligations under the Securities Purchase Agreement, Pledgor agrees with the Collateral Agent, for the benefit of the Buyers, as follows:

SECTION 1.           Definitions and Rules of Interpretation.

(a)           Definitions.  Reference is made to the Securities Purchase Agreement and the Notes for a statement of the terms thereof.  All terms used in this Agreement which are defined in the Securities Purchase Agreement or the Notes or in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Code”), and which are not otherwise defined herein, shall have the same meanings herein as set forth therein; provided that terms used herein which are defined in the Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute.

(b)           Rules of Interpretation.  Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” and “any” are not exclusive and “include” and “including” are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a person includes its permitted successors and assigns; and (vi) a reference in this Agreement to an Article, Section, Annex, Exhibit or Schedule is to the Article, Section, Annex, Exhibit or Schedule of this Agreement.

SECTION 2.           Pledge and Grant of Security Interest.

(a)           As collateral security for all of the “Obligations” (as defined in Section 3 hereof), Pledgor hereby pledges and assigns and grants to the Collateral Agent a continuing security interest in, and Lien on, all of Pledgor’s right, title and interest in and to the following (collectively, the “Collateral”):

(i)            all present, as set forth in Schedule I, and all future, issued and outstanding shares of capital stock, or other equity or investment securities of, or partnership, membership, or joint venture interests in, each Subsidiary (as defined in the Securities Purchase Agreement) and Redrock Energy (as defined below), whether now owned or hereafter acquired by Pledgor and whether or not evidenced or represented by any stock certificate, certificated security or other instrument, together with the certificates representing such equity interests, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, instruments, investment property and any other property (including, but not limited to, any stock dividend and any distribution in connection with a stock split) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing and all cash and noncash proceeds thereof (other than the Excluded Shares and the Excluded Shares Rights (each as defined below)) (subject to the foregoing exclusions, collectively the “Pledged Shares”);

(ii)           all present and future increases, profits, combinations, reclassifications, and substitutes and replacements for all or part of the foregoing Collateral heretofore described;

(iii)          all investment property, financial assets, securities, capital stock, other equity interests, stock options and commodity contracts of Pledgor (other than the Excluded Shares and the Excluded Shares Rights), all notes, debentures, bonds, promissory notes or other evidences of indebtedness payable or owing to Pledgor, and all other assets now or hereafter received or receivable with respect to the foregoing;

(iv)          all security entitlements of Pledgor in any and all of the foregoing; and

(v)           all proceeds (including proceeds of proceeds) of any and all of the foregoing;

in each case, whether now owned or hereafter acquired by Pledgor and howsoever its interest therein may arise or appear (whether by ownership, security interest, Lien, claim or otherwise).

(b)           Collateral Agent acknowledges and agrees individually and as collateral agent for the Buyers that: (i) Pledgor is not pledging, assigning, or granting to Collateral Agent or the Buyers pursuant hereto or pursuant to the Security Agreement or any other Security Document the capital stock of Redrock Energy, Inc. (f.k.a. Redrock Oil Sands, Inc.), a Nevada corporation (the “Redrock Energy”), described on Schedule II (the “Excluded Shares”), or any other shares, rights, or dividends or other proceeds paid or payable to the holder or holders of the Excluded Shares (collectively, the “Excluded Shares Rights”); and (ii) Pledgor shall hold the Excluded Shares and Excluded Share Rights free and clear of any security interest, pledge or other Lien of Collateral Agent or Buyers under this Agreement, the Security Agreement, or any other Security Document, or otherwise.  Collateral Agent further agrees individually and as collateral agent for the Buyers that notwithstanding any provision to the contrary contained herein, or in the Security Agreement or any other Security Document or Transaction Document, Pledgor may distribute the Excluded Shares and Excluded Share Rights to the shareholders of Pledgor in accordance with Section 14(e) of the Notes.

SECTION 3.           Security for Obligations.  The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, whether now existing or hereafter incurred (collectively, the “Obligations”):

(a)           for so long as the Notes are outstanding, the payment by Pledgor, as and when due and payable (by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all amounts from time to time owing by it in respect of the Securities Purchase Agreement, the Notes and the other Transaction Documents, and (ii) the payment by Barnico, as and when due and payable, of all “Guaranteed Obligations” under (as defined in) the Barnico Guaranty, including, without limitation, (A) all principal of and interest on the Notes (including, without limitation, all interest that accrues after the commencement of any bankruptcy proceeding of Pledgor, whether or not the payment of such interest is unenforceable or is not allowable due to the existence of such bankruptcy proceeding), and (B) all fees, commissions, expense reimbursements, indemnifications and all other amounts due or to become due under any of the Transaction Documents; and

(b)           for so long as the Notes are outstanding, the due performance and observance by Pledgor of all of its other obligations from time to time existing in respect of any of the Transaction Documents.

SECTION 4.           Delivery of the Collateral.

(a)           All certificates currently representing the Pledged Shares shall be delivered to the Collateral Agent on or prior to the execution and delivery of this Agreement, and in all cases shall be deemed to be held pursuant to this Agreement.  All other promissory notes, certificates and instruments constituting Collateral from time to time or required to be pledged to the Collateral Agent pursuant to the terms of this Agreement (the “Additional Collateral”) shall be delivered to the Collateral Agent promptly upon receipt thereof by or on behalf of Pledgor.  All such promissory notes, certificates and instruments shall be held by the Collateral Agent pursuant hereto and shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment or undated stock powers executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent.  If any Collateral consists of uncertificated securities, unless the immediately following sentence is applicable thereto, Pledgor shall cause the Collateral Agent (or its designated custodian, nominee or other designee) to become the registered holder thereof, or cause each issuer of such securities to agree that it will comply with instructions originated by the Collateral Agent (or its designated custodian, nominee or other designee) with respect to such securities without further consent by Pledgor.  If any Collateral consists of security entitlements, Pledgor shall transfer such security entitlements to the Collateral Agent (or its designated custodian, nominee or other designee) or cause the applicable securities intermediary to agree that it will comply with entitlement orders originated by the Collateral Agent (or its designated custodian, nominee or other designee) without further consent by Pledgor.

(b)           Promptly upon the receipt by Pledgor of any Additional Collateral, a Pledge Amendment, duly executed by Pledgor, in substantially the form of Annex I hereto (a “Pledge Amendment”), shall be delivered to the Collateral Agent, in respect of the Additional Collateral which is or are to be pledged pursuant to this Agreement, which Pledge Amendment shall from and after delivery thereof constitute part of Schedule I hereto.  Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all promissory notes, certificates or instruments listed on any Pledge Amendment shall for all purposes hereunder constitute Collateral and Pledgor shall be deemed upon delivery thereof to have made the representations and warranties set forth in Section 5 hereof with respect to such Additional Collateral as of the date of the Pledge Amendment.

(c)           If Pledgor shall receive, by virtue of such Pledgor’s being or having been an owner of any Collateral, any (i) stock certificate (including, without limitation, any certificate representing a stock dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off), promissory note or other instrument, (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Collateral, or otherwise, (iii) dividends payable in cash (except such dividends permitted to be retained by Pledgor pursuant to Section 7 hereof) or in securities or other property or (iv) dividends, distributions, cash, instruments, investment property and other property in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, Pledgor shall receive such stock certificate, promissory note, instrument, option, right, payment or distribution in trust for the benefit of the Collateral Agent, shall segregate it from Pledgor’s other property and shall deliver it forthwith to the Collateral Agent in the exact form received, with any necessary endorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Collateral and as further collateral security for the Obligations.

SECTION 5.           Representations and Warranties.  Pledgor represents and warrants as of the date of this Agreement as follows:

(a)           Pledgor (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, and (ii) has all corporate power and authority to execute, deliver and perform this Agreement.

(b)           The execution, delivery and performance by Pledgor of this Agreement (i) have been duly authorized by all necessary corporate action, (ii) do not and will not contravene its charter or bylaws, or any applicable law or any contractual restriction binding on or affecting it or any of its properties, and (iii) do not and will not result in or require the creation of any Lien upon or with respect to any of its properties other than pursuant to this Agreement.

(c)           The issuers of the Pledged Shares set forth in Schedule I hereto are Pledgor’s only Subsidiaries existing on the date hereof, provided that Redrock Energy is not a Subsidiary.  The Pledged Shares have been duly authorized and validly issued, are fully paid and nonassessable and the holders thereof are not entitled to any preemptive first refusal or other similar rights.  Except as noted in Schedule I hereto, the Pledged Shares constitute 100% of the issued shares of capital stock, partnership interests or membership or other equity interests, as applicable, of the Subsidiaries.  All other shares of stock constituting Collateral will be, when issued, duly authorized and validly issued, fully paid and nonassessable.

(d)           Pledgor is and will be at all times the legal and beneficial owners of the Collateral free and clear of any Lien, other than Permitted Liens.

(e)           The exercise by the Collateral Agent of any of its rights and remedies hereunder will not contravene any law or any contractual restriction binding on or affecting Pledgor or any of the properties of Pledgor and will not result in or require the creation of any Lien upon or with respect to any of the properties of Pledgor other than pursuant to this Agreement and the other Transaction Documents.

(f)            No authorization or approval or other action by, and no notice to or filing with, any governmental authority is required to be obtained by Pledgor for (i) the due execution, delivery and performance by Pledgor of this Agreement, (ii) the grant by Pledgor, or subject to the Collateral Agent’s having possession of certificates, instruments, securities entitlements and cash constituting Collateral, the perfection of the security interest and Lien purported to be created hereby in the Collateral or (iii) the exercise by the Collateral Agent of any of its rights and remedies hereunder, except as may be required in connection with any sale of any Collateral by laws affecting the offering and sale of securities generally.

(g)           This Agreement creates a valid security interest and Lien in favor of the Collateral Agent in the Collateral, as security for the Obligations.  The Collateral Agent’s having possession of the promissory notes included in the Collateral, the certificates representing the Pledged Shares and all other certificates, instruments and cash constituting Collateral from time to time results in the perfection of the security interest in such Collateral.  Such security interest and Lien is, or in the case of Collateral in which Pledgor obtains rights after the date hereof, will be, a perfected Lien in such Collateral if the Collateral Agent has possession of such Collateral.  All action necessary to perfect and protect such security interest and Lien has been duly taken, except for the Collateral Agent’s having possession of certificates, instruments, securities entitlements and cash constituting Collateral after the date hereof.

SECTION 6.           Covenants as to the Collateral.  So long as any Obligations (other than inchoate indemnity obligations) shall remain outstanding, Pledgor will, unless the Collateral Agent shall otherwise consent in writing:

(a)           keep adequate records concerning the Collateral owned or purported to be owned by it, and permit the Collateral Agent, or any designees or representatives thereof at any time or from time to time to examine and make copies of and abstracts from such records;

(b)           at the Pledgor’s expense, promptly deliver to the Collateral Agent a copy of each material notice or other material communication received by Pledgor in respect of the Collateral;

(c)           at Pledgor’s expense, defend the Collateral Agent’s right, title and security interest in and to the Collateral against the claims of any Person (other than the holders of Permitted Liens);

(d)           at Pledgor’s expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be necessary or that the Collateral Agent may reasonably request in order to (i) perfect and protect, or maintain the perfection of, the security interest and Lien purported to be created hereby, (ii) enable the Collateral Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral or (iii) otherwise effect the purposes of this Agreement, including, without limitation, delivering to the Collateral Agent irrevocable proxies in respect of the Collateral registered in the name of Pledgor, except for Collateral which Pledgor is entitled to vote under the terms of Section 7 hereof;

(e)           not sell, assign (by operation of law or otherwise), exchange or otherwise dispose of any Collateral or any interest therein except in the ordinary course of business or as expressly permitted by the Securities Purchase Agreement or the Notes;

(f)            not create or suffer to exist any Lien, upon or with respect to any Collateral except for Permitted Liens;

(g)           not make or consent to any amendment or other modification or waiver with respect to any Collateral or enter into any agreement or permit to exist any restriction with respect to any Collateral other than pursuant to the Transaction Documents;

(h)           except as expressly permitted by the Securities Purchase Agreement, not permit the issuance of (i) any additional shares of any class of capital stock, partnership interests, member interests or other equity of any Subsidiary, (ii) any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such shares of capital stock or (iii) any warrants, options, contracts or other commitments entitling any Person to purchase or otherwise acquire any such shares of capital stock;

(i)            not issue any stock certificate, certificated security or other instrument to evidence or represent any shares of capital stock, any partnership interest or membership interest described in Schedule I hereto, unless such stock certificate, certificated security or other instrument is delivered to the Collateral Agent to be held as Collateral pursuant hereto; and

(j)            not take or fail to take any action which would in any manner impair the validity or enforceability of the Collateral Agent’s security interest in and Lien on any Collateral.

SECTION 7.           Voting Rights, Dividends, Etc. in Respect of the Collateral.

(a)           So long as no Event of Default (as defined in the Notes) (an “Event of Default”) shall have occurred and be continuing:

(i)            Pledgor may exercise any and all voting and other consensual rights pertaining to any Collateral for any purpose not inconsistent with the terms of this Agreement, the Securities Purchase Agreement or the other Transaction Documents; provided, however, that (A) Pledgor will not exercise or refrain from exercising any such right, as the case may be, if the Collateral Agent gives it notice that, in the Collateral Agent’s judgment, such action (or inaction) is reasonably likely to have a Material Adverse Effect and (B) Pledgor will give the Collateral Agent at least five (5) Business Days’ notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right which is reasonably likely to have a Material Adverse Effect;

(ii)           Pledgor may receive and retain any and all dividends, interest or other distributions paid in respect of the Collateral to the extent permitted by the Securities Purchase Agreement; provided, however, that any and all (A) dividends and interest paid or payable other than in cash in respect of, and instruments (other than checks) and other property received, receivable or otherwise distributed in respect of or in exchange for, any Collateral, (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, and (C) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Collateral, together with any dividend, distribution, interest or other payment which at the time of such dividend, distribution, interest or other payment was not permitted by the Securities Purchase Agreement, shall be, and shall forthwith be delivered to the Collateral Agent to hold as, Collateral and shall, if received by Pledgor, be received in trust for the benefit of the Collateral Agent, shall be segregated from the other property or funds of Pledgor, and shall be forthwith delivered to the Collateral Agent in the exact form received with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Collateral and as further collateral security for the Obligations; and

(iii)          the Collateral Agent will execute and deliver (or cause to be executed and delivered) to Pledgor all such proxies and other instruments as Pledgor may reasonably request for the purpose of enabling Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to paragraph (i) of this Section 7(a) and to receive the dividends, distributions, interest and other payments which it is authorized to receive and retain pursuant to paragraph (ii) of this Section 7(a), in each case, to the extent that the Collateral Agent has possession of such Collateral.

(b)           Upon the occurrence and during the continuance of an Event of Default:

(i)            all rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to paragraph (i) of subsection (a) of this Section 7, and to receive the dividends, distributions, interest and other payments which it would otherwise be authorized to receive and retain pursuant to paragraph (ii) of subsection (a) of this Section 7, shall cease, and all such rights shall thereupon become vested in the Collateral Agent which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Collateral such dividends, distributions, interest and other payments;

(ii)           without limiting the generality of the foregoing, the Collateral Agent may at its option exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Collateral as if it were the absolute owner thereof, including, without limitation, the right to exchange, in its discretion, any and all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other adjustment of any issuer of the Collateral or upon the exercise by any issuer of the Collateral of any right, privilege or option pertaining to any Collateral, and, in connection therewith, to deposit and deliver any and all of the Collateral with any committee, depository, transfer collateral agent, registrar or other designated collateral agent upon such terms and conditions as it may determine; and

(iii)          all dividends, distributions, interest and other payments which are received by Pledgor contrary to the provisions of paragraph (i) of this Section 7(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of Pledgor, and shall be forthwith paid over to the Collateral Agent as Collateral in the exact form received with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Collateral and as further collateral security for the Obligations.

SECTION 8.           Additional Provisions Concerning the Collateral.

(a)           Pledgor hereby (i) authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to the Collateral, without the signature of Pledgor where permitted by law, (ii) ratifies such authorization to the extent that the Collateral Agent has filed any such financing or continuation statements, or amendments thereto, without the signature of Pledgor prior to the date hereof and (iii) authorizes the Collateral Agent to execute any agreements, instruments or other documents in Pledgor’s name and to file such agreements, instruments or other documents that perfect, protect or enforce the security interest and Lien of the Collateral Agent in the Collateral or as provided under Article 8 or Article 9 of the UCC in any appropriate filing office.  Without limiting the generality of the foregoing, Pledgor hereby ratifies and confirms the filing of any and all financing statements filed by the Collateral Agent as secured party in connection with the transactions contemplated by the Existing Pledge Agreement, and Pledgor agrees that any and all such financing statements also shall apply to perfect the security interest in the Collateral granted under this Agreement.

(b)           Pledgor hereby irrevocably appoints the Collateral Agent as its attorney-in-fact and proxy, with full authority in the place and stead and in its name or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of Pledgor under Section 7(a) hereof), including, without limitation, to receive, indorse and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of any Collateral and to give full discharge for the same.  This power is coupled with an interest and is irrevocable until the termination of this Agreement in accordance with Section 13(e) hereof.

(c)           If Pledgor fails to perform any agreement or obligation contained herein, the Collateral Agent itself may perform, or cause performance of, such agreement or obligation, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by Pledgor pursuant to Section 10 hereof and shall be secured by the Collateral.

(d)           Other than the exercise of reasonable care to assure the safe custody of the Collateral while held hereunder, the Collateral Agent shall have no duty or liability to preserve rights pertaining thereto and shall be relieved of all responsibility for the Collateral upon surrendering it or tendering surrender of it to Pledgor.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, it being understood that the Collateral Agent shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral.

(e)           The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for monies actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

(f)            Upon the occurrence and during the continuation of any Event of Default, the Collateral Agent may at any time in its discretion (i) without notice to Pledgor, transfer or register in the name of the Collateral Agent or any of its nominees any or all of the Collateral, subject only to the revocable rights of Pledgor under Section 7(a) hereof, and (ii) exchange certificates or instruments constituting Collateral for certificates or instruments of smaller or larger denominations.

SECTION 9.           Remedies Upon Default.  If any Event of Default shall have occurred and be continuing:

(a)           The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party on default under the Code then in effect in the State of New York; and, without limiting the generality of the foregoing and without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as the Collateral Agent may deem commercially reasonable.  Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)           Pledgor recognizes that it may be impracticable to effect a public sale of all or any part of the Pledged Shares or any other securities constituting Collateral and that the Collateral Agent may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for its own account, for investment and not with a view to the distribution or resale thereof.  Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sales shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933, as amended (the “Securities Act”).  Pledgor further acknowledges and agrees that any offer to sell such securities which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such an offer may be so advertised without prior registration under the Securities Act) or (ii) made privately in the manner described above to not less than fifteen (15) bona fide offerees shall be deemed to involve a “public disposition” for the purposes of Section 9-610 of the Code (or any successor or similar, applicable statutory provision) as then in effect in the State of New York, notwithstanding that such sale may not constitute a “public offering” under the Securities Act, and that the Collateral Agent may, in such event, bid for the purchase of such securities.

(c)           Any cash held by the Collateral Agent as Collateral and all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 10 hereof) by the Collateral Agent against all or any part of the Obligations in such order as the Collateral Agent shall elect consistent with the provisions of the Securities Purchase Agreement.

(d)           In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Collateral Agent is legally entitled, Pledgor shall be liable for the deficiency, together with interest thereon at the highest rate specified in the Notes for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees, costs and expenses of any attorneys employed by the Collateral Agent to collect such deficiency.

SECTION 10.         Indemnity and Expenses.

(a)           Pledgor hereby agrees to indemnify and hold the Collateral Agent (and all of its officers, directors, employees, attorneys, and consultants) harmless from and against any and all claims, damages, losses, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, reasonable legal fees and disbursements of counsel) to the extent that they arise out of or otherwise result from this Agreement (including, without limitation, enforcement of this Agreement), except such claims, damages, losses, liabilities, obligations, penalties, fees, costs and expenses resulting from such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction.

(b)           Pledgor shall be obligated for, and will upon demand pay to the Collateral Agent the reasonable amount of any and all out-of-pocket costs and expenses, including the reasonable fees and disbursements of the Collateral Agent’s counsel and of any experts which the Collateral Agent may incur in connection with (i) the preparation, negotiation, execution, delivery, recordation, administration, amendment, waiver or other modification or termination of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent hereunder, or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

SECTION 11.         Notices, Etc.  All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), sent by Federal Express or other recognized courier service (return receipt requested), telecopied or delivered by hand, if to Pledgor, to it at the address specified for Pledgor in the Securities Purchase Agreement or if to the Collateral Agent, to it at the address specified in the Securities Purchase Agreement; or as to either such Person at such other address as shall be designated by such Person in a written notice to such other Person complying as to delivery with the terms of this Section 11.  All such notices and other communications shall be effective (i) if sent by certified mail, postage prepaid, return receipt requested, when received or three (3) Business Days after mailing, whichever first occurs, (ii) if telecopied, when transmitted and confirmation is received, provided same is on a Business Day and, if not, on the next Business Day or (iii) if delivered by hand or sent by Federal Express or other recognized courier service (return receipt requested), upon delivery, provided same is on a Business Day and, if not, on the next Business Day.

SECTION 12.         Security Interest Absolute.  All rights of the Collateral Agent, all Liens and all obligations of Pledgor hereunder shall be absolute and unconditional irrespective of:  (i) any lack of validity or enforceability of the Securities Purchase Agreement or any other Transaction Document, (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from the Securities Purchase Agreement or any other Transaction Document, (iii) any exchange or release of, or non-perfection of any Lien on any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations, or (iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor in respect of the Obligations (other than the payment in full of the Obligations).  All authorizations and agencies contained herein with respect to any of the Collateral are irrevocable and powers coupled with an interest.

SECTION 13.         Miscellaneous.

(a)           No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Pledgor and the Collateral Agent.  No waiver of any provision of this Agreement, and no consent to any departure therefrom by Pledgor or the Collateral Agent, shall be effective unless it is in writing and signed by Pledgor and the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)           No failure on the part of the Collateral Agent to exercise, and no delay in exercising, any right hereunder or under any other Transaction Document shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise hereof or thereof or the exercise of any other right.  The rights and remedies of the Collateral Agent provided herein and in the other Transaction Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Collateral Agent under any Transaction Document against any party thereto are not conditional or contingent on any attempt by the Collateral Agent to exercise any of its rights under any other Transaction Document against such party or against any other Person.

(c)           Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof in such jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(d)           This Agreement shall create a continuing security interest in and Lien on the Collateral and shall (i) remain in full force and effect until the termination of this

Agreement in accordance with Section 13(e) hereof and (ii) be binding on Pledgor and its successors and assigns and shall inure, together with all rights and remedies of the Collateral Agent, to the benefit of the Collateral Agent and its successors, transferees and assigns.  Without limiting the generality of clause (ii) of the immediately preceding sentence, the Collateral Agent may assign or otherwise transfer its rights and obligations under this Agreement and any other Transaction Document to any other Person pursuant to the terms of the Securities Purchase Agreement, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the Collateral Agent herein or otherwise.  Upon any such assignment or transfer, all references in this Agreement to the Collateral Agent shall mean the assignee of the Collateral Agent.  None of the rights or obligations of Pledgor hereunder may be assigned or otherwise transferred without the prior written consent of the Collateral Agent, and any such assignment or transfer without the consent of the Collateral Agent shall be null and void.

(e)           Notwithstanding anything to the contrary in this Agreement, (i) this Agreement (along with all powers of attorney granted hereunder) and the security interests and Lien created hereby shall terminate and all rights to the Collateral shall revert to Pledgor upon the repayment in full and /or complete conversion to equity securities of Pledgor of all indebtedness obligations owed by Pledgor to the Buyers under the Notes (including, without limitation, all principal, interest and fees related to the Notes), and (ii) the Collateral Agent will, upon Pledgor’s request and at Pledgor’s expense, (A) return to Pledgor such of the Collateral (to the extent delivered to the Collateral Agent) as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof, and (B) execute and deliver to Pledgor, without recourse, representation or warranty, such documents as Pledgor shall reasonably request to evidence such termination.

(f)            The internal laws, and not the laws of conflicts (to the extent the application thereof would defer to the substantive laws of another jurisdiction), of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties, except as required by mandatory provisions of law and except to the extent that the perfection and the effect of perfection or non-perfection of the security interest and Lien created hereby, or remedies hereunder, in respect of any particular Collateral are governed by the law of a jurisdiction other than the State of New York.

(g)           Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court for the Southern District of New York sitting in Manhattan or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County in connection with any suit, action or proceeding directly or indirectly arising out of, under or in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.  No party to this Agreement may move to (i) transfer any such suit, action or proceeding brought in such New York court or federal court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in such New York court or federal court with a suit, action or proceeding in another jurisdiction or (iii) dismiss any such suit, action or proceeding brought in such New York court or federal court for the purpose of bringing the same in another jurisdiction.  Each party to this Agreement agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.  Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, in any New York court sitting in the County of New York or any federal court sitting in the Southern District of New York.

(h)           Pledgor irrevocably consents to the service of process of any of the aforesaid courts in any such action, suit or proceeding by the mailing of copies thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Pledgor at its address determined in accordance with Section 11 hereof, such service to become effective when received or 10 days after such mailing, whichever first occurs.

(i)            Nothing contained herein shall affect the right of the Collateral Agent to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against Pledgor or any property of Pledgor in any other jurisdiction.

(j)            Pledgor irrevocably and unconditionally waives any right it may have to claim or recover in any legal action, suit or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

(k)           EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR OTHER TRANSACTION DOCUMENTS.

(l)            The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m)          This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(n)           This Agreement reflects the entire understanding of Pledgor and the Collateral Agent with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, entered into before the date hereof.  Without limiting the generality of the foregoing, Pledgor and the Collateral Agent hereby agree that this Agreement does hereby amend and restate, and completely replace, the Existing Pledge Agreement, which shall have no further force or effect; and that WOG is hereby released as a party under the Existing Pledge Agreement as amended and restated hereby and discharged from any and all obligations and liabilities thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, Pledgor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized, as of the date first above written.

WENTWORTH ENERGY, INC

By:	/s/ John Punzo
Name: John Punzo
Title: Chief Executive Officer
Address: 112 E. Oak Street, Suite 200
Palestine, Texas 75801

Facsimile: 817.288.0903

ACCEPTED AND AGREED:

CASTLERIGG MASTER INVESTMENTS LTD.,

as Collateral Agent

By: SANDELL ASSET MANAGEMENT CORP.

By:	/s/ Patrick T. Burke
Name: Patrick T. Burke
Title: Senior Managing Director

SCHEDULE I TO PLEDGE AGREEMENT

Pledged Shares

Pledgor	Name of Issuer	Number of Shares	% of Issuer’s Issued Shares	Class	Certificate No.(s)
Wentworth Energy, Inc.	Barnico Drilling, Inc.	5,000	100%	Class A Voting	A3

		15,000	100%	Class B Non-Voting	B7

Wentworth Energy, Inc.	Redrock Energy, Inc. (f./k./a. Redrock Oil Sands, Inc.)	2,300,000	23%	Common	71

SCHEDULE II TO PLEDGE AGREEMENT

Excluded Shares

200,000 shares of the $0.001 par value common stock of Redrock Energy, Inc. (f.k.a. Redrock Oil Sands, Inc. and Wentworth Oil Sands, Inc.) represented by share certificate no. 0055.

ANNEX I

TO

PLEDGE AGREEMENT

PLEDGE AMENDMENT

This Pledge Amendment, dated •, 20•, is delivered pursuant to Section 4 of the Amended and Restated Pledge Agreement referred to below.  The undersigned hereby agrees that this Pledge Amendment may be attached to the Amended and Restated Pledge Agreement, dated as of October 31, 2007, made by Wentworth Energy, Inc. in favor of CASTLERIGG MASTER INVESTMENTS LTD., as Collateral Agent for the Buyers (the “Collateral Agent”), as said Amended and Restated Pledge Agreement may heretofore have been or hereafter may be amended or otherwise modified or supplemented from time to time and that the promissory notes [and/or] shares or other equity interests listed on this Pledge Amendment shall be hereby pledged and assigned to the Collateral Agent and become part of the Collateral referred to in such Amended and Restated Pledge Agreement and shall secure all of the Obligations referred to in such Amended and Restated Pledge Agreement.

Pledged Shares

Pledgor	Name of Issuer	Number of Shares or Other Equity Interests	Class	Certificate No(s)

WENTWORTH ENERGY, INC.

By:
Name:
Title: